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Exhibit 10.11

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 8th day of June, 2005, is entered into among Vicky A. Romanoski ("Employee"), Alphatec Manufacturing, Inc., a California corporation (the "Company"), and AMI Acquisition I Corp., a Delaware corporation ("Parent").

        1.     Employment. Employee's employment with the Company shall commence on June 7, 2005 (the "Commencement Date") and shall continue upon the terms set forth in this Agreement for the period set forth in Section 2 hereof.

        2.     Term of Employment.

          (a)   Until such time as either the Employee or the Company terminates the employment as set forth herein, the term of the Employee's employment shall be three years from the Commencement Date (the "Initial Term").

          (b)   The Initial Term shall be automatically renewed as of each anniversary of the Commencement Date for an additional twelve-month period unless the Company or the Employee delivers to the other, at least 30 days prior to each anniversary date, written notice specifying that the Employee's employment will not be renewed at the end of the then-applicable term of the Agreement.

        3.     Title; Capacity; Office.

          (a)   The Company shall employ Employee, and Employee agrees to work for the Company as its Vice President and Chief Administrative Officer. Employee shall perform the duties and responsibilities inherent in the position in which she serves and such other duties and responsibilities as the President and Chief Executive Officer (or, presently, the President and Chief Operating Officer) (the "CEO") shall from time to time reasonably assign to her. Employee shall report to the CEO.

          (b)   Employee's office shall be located at the Company's headquarters in Carlsbad, California, or at such other corporate headquarters approved by the Board of Directors (the "Board"). Employee agrees that, while she will retain her residence in the Philadelphia area, she will not be, and will act in a way that she will not be perceived as, a commuter executive.

        4.     Compensation and Benefits. While employed by the Company, Employee shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 6.2, amounts payable on the happening of any specified event will not be payable if the Employee is not employed by the Company upon the happening of such event):

          4.1   Salary. The Company shall pay Employee an annual base salary of $175,000.00, less applicable payroll withholdings, commencing on the Commencement Date, payable in accordance with the Company's customary payroll practices, with salary increases, if any, to be determined by the CEO on an annual basis beginning January, 2006.

          4.2   Performance Bonus. Employee will be eligible to receive a cash performance bonus each fiscal year, payable within 30 days after the end of the Company's fiscal year, in an amount of up to 35% of the base salary for such fiscal year. In the fiscal year ended December 31, 2005 ("FY 2005"), Employee will be entitled to her full performance bonus (which will be 35% of base salary paid from the Commencement Date through December 31, 2005) if the Company's Net Sales (as that term is used in the Company's audited financial statements), exclusive of sales by businesses acquired from and after the Commencement Date and subject to the provisions of Schedule II ("Same Store Sales") equal or exceed $50 million. In the event that Same Store Sales in FY 2005 are less than $40 million, Employee will receive no performance bonus. In the event that Same Store Sales in FY 2005 are between $40 million and $50 million, Employee will receive a percentage (which shall in no event exceed 100%) of her full performance bonus equal to (x) the excess of Same Store Sales over $40 million divided by (y) $10 million. Thereafter, performance bonuses shall be based upon the achievement of objectives established by the CEO prior to the commencement of the fiscal year.

          4.3   Fringe Benefits. Employee will be entitled to participate in all benefit programs that the Company establishes and makes available to its management Employees. Employee will also be entitled to take fully paid vacation in accordance with Company policy, which shall be not less than four (4) weeks per calendar year, with no forfeiture for unused vacation days.

          4.4   Reimbursement of Expenses. Employee shall be entitled to prompt reimbursement for reasonable expenses set forth on Schedule I incurred or paid by her in connection with, or related to the performance of, her duties, responsibilities or services under this Agreement, upon presentation by Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

          4.5   Equity. Upon the Commencement Date, Employee shall be granted restricted shares of Series A-1 Common Stock (the "Restricted Shares") of Parent representing approximately 0.25% of Parent's outstanding common stock. The Company agrees that any additional investment in equity capital by non-employee investors will be made at fair market value. Upon the termination of Employee's employment, all restricted outstanding common stock shares that have not vested shall be repurchased by the Company for an aggregate of $1.00. One hundred percent of such restricted shares will vest over a 5-year period in equal amounts beginning on the first anniversary of the Commencement Date, and will vest immediately upon a Change in Control. All of such restricted shares that have not previously vested shall vest upon a Sale of the Company. For purposes of this Agreement, a "Change in Control" shall occur on the date after the Commencement Date that: (i) any one person, entity or group acquires ownership of capital stock of the Company that, together with the capital stock of the Company already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a Change in Control; (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from the Company that have a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, a transfer of assets by the Company shall not deemed to be a Change in Control if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock in the Company, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, entity or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described in subparagraph (C) above. In all respects, the definition of "Change in Control" shall be interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of Treasury Notice 2005-1, and any successor statute, regulation and guidance thereto (provided, however, that the Company does not guarantee any tax treatment of any payment or benefit in this Agreement).

  The restricted shares shall also be subject to the terms of the Shareholders' Agreement entered into by the Company and the holders of the other shares of Series A-1 Common Stock.

        5.     Termination of Employment Period. The Agreement shall terminate upon the occurrence of any of the following:

          5.1   Termination for Cause. At the election of the Company, for Cause. For the purposes of this Section 5.1, "Cause" for termination shall be deemed to exist upon the occurrence of any of the following:

            (a)   a written finding by the CEO made after reasonable investigation that Employee has engaged in dishonesty, gross negligence or gross misconduct that is injurious to the Company, and notice to such Employee of such written finding;

            (b)   Employee's conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property; and

            (c)   a written finding by the CEO that Employee has engaged in a material breach of this Agreement, and that, after written notice of the right to cure within sixty (60) days, has not cured such material breach.

          5.2   Termination by the Company Without Cause. At the election of the Company, without Cause, at any time, upon thirty (30) days written notice to Employee. Except as provided in Section 3(a) hereof, any material change in the duties or reporting responsibilities of Employee shall be treated, at the election of Employee, as a termination without cause.

          5.3   Voluntary Termination. At the election of the Employee, for any reason, upon thirty (30) days notice to the Company.

        6.     Effect of Termination.

          6.1   Termination for Cause or at the Election of Employee. In the event that Employee's employment is terminated for Cause pursuant to Section 5.1 or at the Election of the Employee pursuant to Section 5.3, the Company shall have no further obligations under this Agreement other than to pay to Employee the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to her under Section 4 through the last day of her actual employment by the Company.

          6.2   Termination by the Company Without Cause. In the event that Employee's employment is terminated pursuant to Section 5.2, the Company shall continue for a period of 12 months, or 18 months if such termination following a Change in Control, ("Severance Period") to pay to Employee her annual base salary then in effect in the manner set forth in Section 4.1 and payment for accrued but untaken vacation days, and to provide benefits as set forth in section 4.5. Employee shall also continue to be eligible for bonuses pursuant to Section 4.2, despite Employee's termination, for such 12-month (or 18-month) period; provided, however, that in the event Employee is terminated pursuant to Section 5.2 after a Change in Control, the Employee's bonus pursuant to Section 4.2 for the fiscal year in which Employee is terminated shall be paid upon termination, and shall not be less than 100% of her target bonus (i.e., target bonus defined as 35% of then base salary), prorated by multiplying the target bonus by the number of full or partial weeks Employee was employed during such fiscal year divided by 52 and the Employee shall continue to vest in her restricted shares granted pursuant to Section 4.5 during the Severance Period.

        7.     Non-disclosure and Non-competition.

          7.1   Proprietary Information.

            (a)   Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the

    Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after her employment, unless and until such Proprietary Information has become public knowledge without fault by Employee.

            (b)   Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of her duties for the Company.

            (c)   Employee agrees that her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company's business.

            (d)   Employee agrees that all Creations (as herein defined) shall be the property of the Company. "Creations" shall mean all ideas, prospect and customer lists, inventions, research, plans for products or services, potential marketing and sales relationships, business development strategies, marketing plans, designs, logos, branding, layouts, templates, computer software (including, without limitation, source code), computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, methodologies, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Executive solely or jointly with others to the extent relating to or otherwise in connection with Executive's employment by the Company. Employee agrees to cooperate in all respects regarding requests by the Company relating to the Company's intellectual property rights in the Creations, whether such cooperation is required during or after the termination of the employment period.

          7.2   Noncompetition; Nonsolicitation; Nondisparagement.

            (a)   During her employment with the Company, Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business, whether alone, as an Employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies' Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

            (b)   For a period of one (1) year after termination of Employee's employment for any reason, Employee will not recruit solicit or induce, or attempt to induce, any Employee or Employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; provided, however, that this provision shall not apply in the event that Employee is terminated pursuant to section 5.2 following a Change in Control.

            (c)   During her employment with the Company and at all times thereafter, Employee shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, "Company-Related Parties"), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Employee will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

          7.3   If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          7.4   The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

        8.     Other Agreements. Employee represents that her performance of all the terms of this Agreement as an Employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by her in confidence or in trust prior to her employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

        9.     Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

        10.   Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement

        11.   Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

        12.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Employee are personal and shall not be assigned by her, and that the Agreement may not be assigned by the Company to any other entity without the Employee's written consent.

        13.   Miscellaneous.

          13.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          13.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          13.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

          13.4 Consent to Jurisdiction. Each of the parties hereto irrevocably consents and submits to the jurisdiction of the courts of the State of New York, sitting in the Borough of Manhattan, and the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan, as the exclusive jurisdiction and venue for any actions or proceedings brought against either party hereto, arising out of or relating to this Agreement. In any such action or proceeding brought in such courts, the parties hereto irrevocably (i) waive any objection or jurisdiction or venue, (ii) waive personal service of the summons, complaint and other process and (iii) agree that service thereof may be made by certified or registered first-class mail directed to the party to be served.

          13.5 Waiver of Jury Trial. Each of the parties hereto irrevocably waives its right to a trial by jury in any action arising out of or related to this Agreement.

          13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ VICKY A. ROMANOSKI Vicky A. Romanoski
ALPHATEC MANUFACTURING, INC.
By:	/s/ JOHN H. FOSTER John H. Foster Chairman & Chief Executive Officer
AMI ACQUISITION I CORP.
By:	/s/ JOHN H. FOSTER John H. Foster Chairman & Chief Executive Officer

Schedule I

        During the term of employment, Company to provide:

  (a)
  Residence in California—Company to provide for rental living, e.g., comfortable furnished town home with normal maintenance and upkeep (i.e., one-to-two bedrooms) in appropriate neighborhood, with Company to approve and sign lease;

  (b)
  Travel expenses—Company to reimburse for first-class air travel to and from Philadelphia at discretion of Employee but subject to the agreement set forth in Section 3(b) hereof;

  (c)
  Vehicle expenses—Company to provide rental car in California;

  (d)
  Other Expenses—Company to reimburse, at the discretion of the CEO, for normal business expenses associated with executive status relating to travel, airline clubs, dry cleaning and laundry while in California, meal allowance while in California, and parking while in California.

Schedule II

        Sales in Japan are currently made through a distributor. In the event that the Company shifts to direct sales, "Same Store Sales" will not include amounts that would have been the distributor's markup.

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

        This Amendment No. 1 to the Employment Agreement (this "Amendment") is made as of July 7, 2005 by and among Vicky A. Romanoski ("Employee"), Alphatec Manufacturing, Inc., a California corporation (the "Company"), and Alphatec Holdings, Inc. (formerly known as AMI Acquisition I Corp.), a Delaware corporation ("Parent") (collectively, the "Parties"). Capitalized terms undefined herein shall have the meaning ascribed them in the Agreement.

RECITALS

        Reference is made to that certain Employment Agreement dated June 8, 2005 by and among the Parties (the "Agreement").

        The Parties desire to amend the Agreement as set forth herein.

        Now, therefore, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows.

        1.     AMENDMENTS

          1.1   Replacement of Section 4.2. Section 4.2 of the Agreement is hereby deleted in the entirety and is replaced with the following:

          "Employee will be eligible to receive a cash performance bonus each fiscal year, payable within 30 days after the end of the Company's fiscal year, in an amount of up to 35% of the base salary received by Employee for such fiscal year. In the fiscal year ended December 31, 2005 ("FY 2005"), Employee will be entitled to her full performance bonus (which will be 35% of base salary paid from the Commencement Date through December 31, 2005) if the Company's Net Sales (as that term is used in the Company's audited financial statements), exclusive of sales by businesses acquired from and after the Commencement Date and subject to the provisions of Schedule II ("Same Store Sales") equal or exceed $50 million. In the event that Same Store Sales in FY 2005 are $33 million, Employee will receive 25% of her full performance bonus. In the event that Same Store Sales in FY 2005 are $40 million, Employee will receive 50% of her full performance bonus. In the event that Same Store Sales in FY 2005 are between $33 million and $40 million, the percentage of Employee's full performance bonus shall be prorated between 25% and 50%, and in the event that Same Store Sales for FY 2005 are between $40 million and $50 million, such percentage shall be prorated between 50% and 100%. After FY 2005, performance bonuses shall be based upon the achievement of objectives established by the CEO prior to the commencement of the fiscal year."

          1.2   No Other Changes. This Amendment constitutes the entire agreement between the parties concerning the subject matter hereof. In the event of any conflict, ambiguity or inconsistency between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. The remainder of the Agreement shall remain in full force and effect, unamended.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year set forth above.

/s/ VICKY A. ROMANOSKI Vicky A. Romanoski
ALPHATEC MANUFACTURING, INC.
By:	/s/ RONALD G. HISCOCK Ronald G. Hiscock President & Chief Operating Officer
ALPHATEC HOLDINGS, INC.
By:	/s/ JOHN H. FOSTER John H. Foster Chairman & Chief Executive Officer

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

        This Amendment No. 2 to the Employment Agreement (this "Amendment") is made as of July 26, 2005 by and among Vicky A. Romanoski ("Employee"), Alphatec Manufacturing, Inc., a California corporation (the "Company"), and Alphatec Holdings, Inc. (formerly known as AMI Acquisition I Corp.), a Delaware corporation ("Parent") (collectively, the "Parties"). Capitalized terms undefined herein shall have the meaning ascribed them in the Agreement (as defined below).

RECITALS

        Reference is made to that certain Employment Agreement dated June 8, 2005, as amended by Amendment No. 1 to Employment Agreement dated July     , 2005, by and among the Parties (collectively, the "Agreement").

        The Parties desire to amend the Agreement as set forth herein.

        Now, therefore, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows.

        2.     AMENDMENTS

          2.1   Salary. The annual base salary set forth in Section 4.1 of the Agreement is hereby increased from $175,000.00 to $225,000.00.

          2.2   Performance Bonus. The performance bonus set forth in Section 4.2 of the Agreement is hereby increased from up to 35% of base salary to up to 50% of base salary. Accordingly, the target bonus parenthetically referenced in Section 6.2 of the Agreement is hereby increased from 35% to 50%.

          2.3   Equity. The number of Restricted Shares granted under Section 4.5 of the Agreement is hereby increased from approximately 0.25% to approximately 0.4167%.

          2.4   Effective Date. This Amendment shall be effective retroactively as of the Commencement Date.

          2.5   No Other Changes. This Amendment constitutes the entire agreement between the parties concerning the subject matter hereof. In the event of any conflict, ambiguity or inconsistency between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. The remainder of the Agreement shall remain in full force and effect, unamended.

(Continued on Next Page)

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year set forth above.

/s/ VICKY A. ROMANOSKI Vicky A. Romanoski
ALPHATEC MANUFACTURING, INC.
By:	/s/ RONALD G. HISCOCK Ronald G. Hiscock President & Chief Operating Officer
ALPHATEC HOLDINGS, INC.
By:	/s/ JOHN H. FOSTER John H. Foster Chairman & Chief Executive Officer

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EMPLOYMENT AGREEMENT